State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Amendment, filed on January 29, 2007, to Articles of Incorporation for CAPTECH FINANCIAL GROUP, INC., a Florida corporation, as shown by the records of this office.

The document number of this corporation is P01000000886.

Given under my hand and the
Great Seal of the State of Florida
at Tallahassee, the Capitol, this the
First day of February, 2007

Kurt S. Browning
Secretary of State

GREAT SEAL OF THE STATE OF FLORIDA
IN GOD WE TRUST

CR2EO22 (01-07)

Articles of Amendment
to
Articles of Incorporation
of

FILED
06 JAN 29 PM 4:47
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

Captech Financial Group, Inc.
(Name of corporation as currently filed with the Florida Dept. of State)

P01000000886
(Document number of corporation (if known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this ***Florida Profit Corporation*** adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(Must contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or "Co.")
(A professional corporation must contain the word "chartered", "professional association," or the abbreviation "P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

See Attachment

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

N/A

(continued)

ARTICLE TWO: The following articles are amended as set forth here: (identify by article number and attach additional pages if necessary): Article Four: This Article is hereby amended to reflect as follows: Each share of issued and outstanding common stock as of January 29, 2007, is reverse split on a one to seventy-five basis such that each old share represents 1/75 of a new share. A surrender of the old share certificate is required to be made by each shareholder in order to receive a new certificate reflecting the reverse split except for those certificates held in "Street Name." The new split adjusted share certificates will be transmitted to the shareholders of record upon surrender of old certificates. Fractional shares will be rounded up to the nearest whole share.

The date of each amendment(s) adoption: October 9, 2006

Effective date if applicable: ______________________
(no more than 90 days after amendment file date)

Adoption of Amendment(s) **(CHECK ONE)**

☑ The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval by ______________________."
(voting group)

☐ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature ______________________
(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Wesley F. Whiting
(Typed or printed name of person signing)

President
(Title of person signing)

FILING FEE: $35